                                                                     EXHIBIT 8


February 15, 1996



Board of Directors
United Bancorp, Inc.
4th at Hickory Street
P.O. Box 10
Martins Ferry, OH  43935
Re: Dividend Reinvestment Plan

Gentlemen:

You have requested that this firm provide you with a written tax opinion regarding the federal income tax effects upon the stockholders of United Bancorp, Inc. who participate in the Dividend Reinvestment Plan. Based upon our examination of the terms of the Dividend Reinvestment Plan and review of Sections 305 and 301 of the Internal Revenue Service Code of 1986, as amended, we have concluded as follows:

1. All stockholders of United Bancorp, Inc. shall be treated for federal income tax purposes as having received, on the dividend payment date, the full amount of the dividend in cash regardless of whether the stockholder elects to have his entire dividend or any portion of that dividend reinvested in common shares of United Bancorp, Inc.

2. United Bancorp, Inc. shall provide each stockholder with a Form 1099 each year which shall indicate the full amount of the dividend which was payable to the stockholder during the calendar year, plus a pro rata portion of any commissions, if any, paid by the Administrator in connection with the acquisition of shares under the Plan. This amount shall be the amount of taxable income which must be reported by the stockholder and shall be the stockholder's cost basis for the shares purchased during the calendar year.

3. Stockholders shall realize a taxable gain or loss upon the sale or exchange of the shares obtained through the Dividend Reinvestment Plan. The amount of taxable gain or loss shall be the difference between the amount received for the shares and the cost basis of the shares as defined in the preceding paragraph.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-3 filed by United Bancorp, Inc. to effect registration of the shares under the Securities Act of 1933.

Very truly yours,

/s/ Werner & Blank Co., LPA

Werner & Blank Co., L.P.A.



                                       24